Exhibit 10.1

Execution Version

COOPERATION AGREEMENT

This COOPERATION AGREEMENT (this “Agreement”) is made and entered into as of March 26 2021, by and among Potbelly Corporation, a Delaware corporation (the “Company”), on the one hand, and Intrinsic Investment Holdings, LLC, an Illinois limited liability company (“Intrinsic”), the Vann A. Avedisian Trust U/A 8/29/85, a trust formed in the state of Illinois (the “Avedisian Trust”) and Vann A. Avedisian, an individual (the “Investor Designee”) (each an “Investor” and collectively, with each of their respective Affiliates, the “Investors”), on the other hand. The Company and the Investors are each herein referred to as a “party” and collectively, the “parties.”

WHEREAS, on May 10, 2020, the Company entered into a settlement agreement (the “Intrinsic Settlement Agreement”) with Intrinsic, the Avedisian Trust, the Investor Designee, KGT Investments, LLC, a Delaware limited liability company, The Khimji Foundation, a charitable trust formed in the state of Texas, Mahmood Khimji, an individual, Bryant L. Keil, an individual, Neil Luthra, an individual, David J. Near, an individual, and Todd W. Smith, an individual;

WHEREAS, the parties to the Intrinsic Settlement Agreement have terminated it as of the execution of this Agreement; and

WHEREAS, the Company and the Investors have determined to come to an agreement with respect to the composition of the Board of Directors of the Company (the “Board”) and certain other matters, as provided in this Agreement;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1.    Board Composition and Related Matters.

(a)    Effective upon the execution and delivery of this Agreement, the Board:

(i)    increases the size of the Board by one director;

(ii)    appoints the Investor Designee to fill the vacancy resulting from the increase in the size of the Board pursuant to the foregoing clause (i); and

(iii)    nominates the Investor Designee for election to the Board at the Company’s 2021 annual meeting of stockholders (the “2021 Annual Meeting”), with a term expiring at the Company’s 2022 annual meeting of stockholders (the “2022 Annual Meeting”).

(b)    Simultaneous with the execution and delivery of this Agreement and as a condition to the Investors’ rights and the Board’s obligations herein, the Investor Designee has executed and delivered to the Company a resignation letter in the form attached hereto as Exhibit A.

(c)    The Company shall, with respect to the 2021 Annual Meeting, (i) include the Investor Designee in its proxy statement and proxy card as a director nominee of the Board, (ii) recommend the election of the Investor Designee to the Board to the stockholders of the Company and (iii) solicit proxies in favor of the election of the Investor Designee to the Board in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees (the foregoing clauses (ii) and (iii), the “Election Support Efforts”). In connection with the foregoing, the Investor Designee hereby consents to be named as a nominee of the Company for election to the Board in any applicable proxy statement, proxy card or other solicitation materials of the Company.

(d)    For any Annual Meeting subsequent to the 2021 Annual Meeting and as long as the Investor Designee is on the Board, the Company shall irrevocably notify the Investors in writing (a “Renomination Notice”), no less than fifty-five (55) calendar days before the last day of the advance notice window for director nominations at such Annual Meeting pursuant to the Company’s Amended and Restated By-Laws (as amended from time to time, the “Bylaws”), whether the Company intends to renominate the Investor Designee for election to the Board at such Annual Meeting. If the Investor Designee has received a Renomination Notice, the Investor Designee shall have ten (10) Business Days from delivery of such Renomination Notice (the “Renomination Response Period”) to notify the Company in writing of his consent to such renomination (a “Renomination Consent”). If the Investor Designee is renominated for election at an Annual Meeting pursuant to a Renomination Notice and has delivered a corresponding Renomination Consent, the Company shall nominate the Investor Designee for election to the Board at such Annual Meeting and shall provide full Election Support Efforts for the election of the Investor Designee. Notwithstanding anything to the contrary contained herein, if the Company renominates the Investor Designee for election to the Board at the 2022 Annual Meeting and the Investor Designee delivers a corresponding Renomination Consent during the Renomination Response Period, then the Terminable Date under Section 11(a) shall be extended to the date that is forty-five (45) calendar days before the last day of the advance notice window for director nominations at the Company’s 2023 annual meeting of stockholders pursuant to the Bylaws.

(e)    Effective upon the execution and delivery of this Agreement, the Board duly appoints the Investor Designee to serve on the Audit Committee of the Board until the Termination Date, unless otherwise agreed by the Investors in writing. In addition, upon the reasonable request of the Investor Designee, the Board shall consult with the Investor Designee regarding the appointment of the Investor Designee to one or more other committees of the Board, with the understanding that the intent of the parties is that the Investor Designee shall be considered for membership on committees of the Board in the same manner as other members of the Board, subject to Section 1(f). The Investor Designee shall have the same right as other members of the Board to be invited to attend meetings of committees of the Board of which the Investor Designee is not a member, and to receive the same information as other directors, subject to Section 1(f). The Investor Designee shall receive prior written notice of any proposal to form a new committee and shall be considered for appointment to any new committee on the same basis as the other Board members, taking into consideration applicable skill sets and the number of committees on which the all directors, including the Investor Designee, already serve.

(f)    The Investors agree that the Board or any committee thereof, in the good faith exercise of its fiduciary duties (without the Investor Designee voting on such determination),

shall have the right to recuse the Investor Designee from any portion of a Board or committee meeting and may restrict access to information of the Company to the extent the Board or any such committee is deliberating and/or taking action with respect to (i) the enforcement or performance of this Agreement, (ii) the Investor Designee’s failure to comply with the Charter, the Bylaws or applicable Company Policies, (iii) any demands made by any of the Investors or any of their respective Affiliates with respect to the Company if such demand is coupled expressly with the threat to take any of the actions prohibited in Sections 3(a) through 3(k) or (iv) any proposed transaction between the Company and any of the Investors or any of their respective Affiliates or any other matter where the interests of the Investors or any of their respective Affiliates are directly adverse to those of the Company. For the avoidance of doubt, (A) consistent with his fiduciary duties as a director of the Company, the Investor Designee shall consider in good faith, to the same extent as any other director of the Company, recusal from any Board or committee meeting in the event there is any other actual or potential conflict of interest between the Investors, on the one hand, and the Company, on the other hand, and (B) the Board may restrict the Investor Designee’s access to information of the Company to the same extent it would for any other director of the Company, in accordance with applicable law. The Company represents and warrants that all Company Policies currently in effect are publicly available on the Company’s website or have been provided to the Investors or their counsel. The Board shall not utilize committees of the Board (including an “executive” or similar committee) for the purpose of discriminating against the Investor Designee or undermining the purpose of this Agreement.

(g)    While the Investor Designee serves as a director of the Board, the Investor Designee shall receive compensation (including equity based compensation, if any) for Board and committee meetings attended, an annual retainer, benefits (including expense reimbursements), director and officer insurance and any indemnity and exculpation arrangements on the same basis as all other non-employee directors of the Company.

(h)    During the Standstill Period (as defined below), the Company shall not adopt a Rights Plan unless the “Acquiring Person” definition exempts the Investors up to a beneficial ownership in the aggregate of the then-outstanding shares of Common Stock that is equal to the Ownership Cap (as defined below). The term “Rights Plan” shall mean any plan or arrangement of the sort commonly referred to as a “rights plan,” “stockholder rights plan,” “shareholder rights plan” or “poison pill” that is designed to increase the cost to a potential acquirer of exceeding the applicable ownership thresholds through the issuance of new rights, common stock or preferred shares (or any other security or device that may be issued to stockholders of the Company, other than ratably to all stockholders of the Company).

2.    Voting Commitment. The Investors shall, or shall cause their Representatives to, appear in person or by proxy at each Stockholder Meeting and to vote all shares of Common Stock beneficially owned by the Investors and over which the Investors have voting power in accordance with the Board’s recommendations as such recommendations are set forth in the applicable definitive proxy statement filed in connection with such Stockholder Meeting with respect to (a) the election, removal and/or replacement of directors (a “Director Proposal”) and (b) any other proposal submitted to the stockholders (other than a proposal to approve an Extraordinary Transaction); provided, however, that in the event both Institutional Shareholder Services, Inc. (“ISS”) and Glass Lewis & Co., LLC (“Glass Lewis”) make a voting recommendation that differs from the voting recommendation of the Board with respect to any proposal submitted to the stockholders (other than Director Proposals and proposals to approve an Extraordinary Transaction), the Investors shall be permitted to vote all or some shares of Common Stock beneficially owned by them and over which they have voting power at such Stockholder Meeting in accordance with the ISS and Glass Lewis recommendation.

3.    Standstill. Prior to the Termination Date and except as otherwise provided in this Agreement (including Section 11(a)(i)) (the “Standstill Period”), without the prior written consent of the Board, each Investor shall not, and shall instruct its respective Affiliates not to, directly or indirectly (in each case, except as permitted by this Agreement):

(a)    (i) acquire or offer to acquire, agree to acquire or acquire rights to acquire (except by way of stock dividends or other distributions or offerings made available to holders of voting securities of the Company generally on a pro rata basis including, for the avoidance of doubt, exercise of any subscription rights granted to the Investors), directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a group, through swap or hedging transactions or otherwise, any voting securities of the Company (other than through a broad-based market basket or index) or any voting rights decoupled from the underlying voting securities which would result in the ownership or control of, or other beneficial ownership interest in, fifteen percent (15%) or more of the then-outstanding shares of the Common Stock in the aggregate (the “Ownership Cap”); provided, however, that the Board may increase the Ownership Cap by an affirmative vote of a majority of the Board; or (ii) sell or otherwise transfer its shares of Common Stock, other than in open market sale transactions where the identity of the purchaser is not known;

(b)    (i) nominate, recommend for nomination, give notice of an intent to nominate or recommend for nomination a person for election at any Stockholder Meeting at which the Company’s directors are to be elected; (ii) knowingly initiate, encourage or participate in any solicitation of proxies in respect of any election contest or removal contest with respect to the Company’s directors; (iii) knowingly submit, initiate, encourage or make any stockholder proposal for consideration at, or bring any other business before, any Stockholder Meeting; (iv) knowingly initiate, encourage or participate in any solicitation of proxies in respect of any stockholder proposal for consideration at, or other business brought before, any Stockholder Meeting; or (v) knowingly initiate, encourage or participate in any “withhold” or similar campaign with respect to any Stockholder Meeting;

(c)    form, join or knowingly participate in any group with respect to any voting securities of the Company, including in connection with any election or removal contest with respect to the Company’s directors or any stockholder proposal or other business brought before any Stockholder Meeting (other than with an Investor or one or more of its Affiliates or Associates who are instructed to comply with the terms and conditions of this Agreement);

(d)    deposit any voting securities of the Company in any voting trust or subject any Company voting securities to any arrangement or agreement with respect to the voting thereof (other than any such voting trust, arrangement or agreement solely among the Investors and their Affiliates and otherwise in accordance with this Agreement);

(e)    seek publicly to amend any provision of the Charter or Bylaws;

(f)    demand an inspection of the Company’s books and records;

(g)    (i) make any public or private proposal with respect to, (ii) make any public statement or otherwise knowingly publicly or privately encourage, advise or assist any person with respect to or (iii) knowingly initiate or in any way participate in, directly or indirectly: (A) any change in the number or term of directors serving on the Board or the filling of any vacancies on the Board, (B) any change in the capitalization or dividend policy of the Company, (C) any other change in the Company’s management, business, operations, strategy, governance, corporate structure, affairs or policies, (D) any Extraordinary Transaction, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange or (F) causing a class of equity securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; provided, however, that for the avoidance of doubt, the Investors shall be permitted to make private proposals to the Company and its Representatives so long as such private proposals would not be reasonably expected to trigger public disclosure obligations for either party;

(h)    effect, offer or propose to effect, cause or participate in, or assist or facilitate any other person to effect, offer or propose (other than directly to the Board) to effect or participate in, any (i) material acquisition of any assets or businesses of the Company or any of its subsidiaries, (ii) tender offer or exchange offer, merger, acquisition, share exchange or other business combination involving any of the voting securities or any of the material assets or businesses of the Company or any of its subsidiaries or (iii) recapitalization, restructuring, liquidation, dissolution or other material transaction with respect to the Company or any of its subsidiaries or any material portion of its or their businesses;

(i)    enter into any negotiations or agreements with any Third Party with respect to the foregoing, or advise or assist any Third Party to take any action with respect to any of the foregoing;

(j)    publicly make or in any way advance publicly any request or proposal that the Company or the Board amend, modify or waive any provision of this Agreement; or

(k)    take any action challenging the validity or enforceability of this Section 3 or this Agreement.

For the avoidance of doubt, (x) the restrictions in this Section 3 shall not prevent any Investor from (I) making any factual statement as required by applicable legal process, subpoena or legal requirement from any governmental authority with competent jurisdiction over the party from whom information is sought (so long as such request did not arise as a result of action by any such Investor), (II) communicating privately with the Company’s chief executive officer, directors and the Company’s Representatives so long as such private communications would not be reasonably expected to trigger public disclosure obligations for either party or (III) communicating privately with any other Investor and (y) the restrictions in this Section 3 shall not restrict any Investor from tendering shares, receiving payment for shares or otherwise participating in any such transaction on the same basis as the other stockholders of the Company or from participating in any such transaction that has been approved by the Board, subject to the other terms of this Agreement. For the avoidance of doubt, nothing in this Section 3 shall be deemed to limit the Investor Designee’s exercise in good faith of his fiduciary duties in his capacity as a director of the Company.

4.    No Public Statements. Prior to the Termination Date, neither party shall, nor shall it permit any of its Representatives to, without the prior written consent of the other party, make any public statement or on the record or on background statement to any member of the media about the other party, the other party’s current or former directors in their capacity as such (including any director who was serving immediately prior to this Agreement), officers or employees (including with respect to such persons’ service at the other party), the other party’s subsidiaries, or the business of the other party’s subsidiaries’ or any of its or its subsidiaries’ current directors, officers or employees, including the business and current or former directors, officers and employees of the other party’s controlled Affiliates, as applicable. The restrictions in this Section 4 shall not (a) apply (i) in any compelled testimony or production of information, whether by legal process, subpoena or as part of a response to a request for information from any governmental or regulatory authority with jurisdiction over the party from whom information is sought, or (ii) to any disclosure required by applicable law, rules or regulations, with respect to each of (i) and (ii), to the extent that such party reasonably believes, after consultation with outside legal counsel, that such disclosure is legally required; or (b) prohibit any party from reporting what it reasonably believes, after consultation with outside counsel, to be violations of federal law or regulation to any governmental authority pursuant to Section 21F of the Exchange Act or Rule 21F promulgated thereunder.

5.    No Litigation. Prior to the Termination Date, each party hereby covenants and agrees that it shall not, and shall not permit any of its Representatives to, directly or indirectly, alone or in concert with others, pursue or assist any other person to threaten or initiate, any lawsuit, claim or proceeding before any court (each, a “Legal Proceeding”) against the other party or any of its Representatives, except for (a) any Legal Proceeding initiated to remedy a breach of or to enforce this Agreement, (b) counterclaims with respect to any proceeding initiated by, or on behalf of one party or its Affiliates against the other party or its Affiliates, (c) the exercise of statutory appraisal rights, (d) making any claim as a stockholder of the Company in connection with any class action proceeding brought by a named plaintiff other than any Investor, so long as such plaintiff has not been assisted by any Investor with respect to such class action proceeding, and (e) enforcing such party’s rights as a stockholder of the Company (other than initiating a stockholder derivative demand); provided, however, that the foregoing shall not prevent any party or any of its Representatives from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (each, a “Legal Requirement”) in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, on behalf of or at the direct or indirect suggestion of such party or any of its Representatives; provided, further, that in the event any party or any of its Representatives receives such Legal Requirement, such party shall give prompt written notice of such Legal Requirement to the other party (except where such notice would be legally prohibited or not practicable). Each party represents and warrants that neither it nor any assignee has filed any lawsuit against the other party. Each of the parties shall not, and shall instruct their respective Affiliates not to, directly or indirectly, engage or continue to engage or use any private investigations firm or other person to investigate the other party or any Representative of the other party.

6.    Form 8-K Filing. No later than two (2) Business Days following the date of this Agreement, the Company shall file with the SEC a Current Report on Form 8-K reporting its entry into this Agreement, disclosing applicable items to conform to its obligations hereunder and appending this Agreement as an exhibit thereto (the “Form 8-K”). The Form 8-K shall be consistent with the terms of this Agreement. The Company shall provide the Investors and their Representatives with a reasonable opportunity to review and comment on the Form 8-K prior to the filing with the SEC and consider in good faith any comments of the Investors and their Representatives.

7.    Confidentiality. Concurrently with the execution and delivery of this Agreement, the Investors have executed a confidentiality agreement with the Company in the form attached hereto as Exhibit B (the “Confidentiality Agreement”).

8.    Compliance with Securities Laws. The Investors acknowledge that they understand their obligations under the U.S. securities laws. Subject to compliance with such laws, the Investors and their Representatives shall in any event be free to trade or engage in securities transactions during periods when the members of the Board are permitted to do so, and the Company shall notify the Investors reasonably in advance when such “open window” director trading periods begin and end. The Company acknowledges that none of the provisions herein shall in any way limit the activities of the Investors or their Representatives in their respective ordinary course of businesses if such activities will not violate applicable securities laws or the obligations specifically agreed to under this Agreement. In addition, nothing contained in this Agreement shall restrict the ability of the Investors or their Affiliates and Representatives from purchasing, selling or otherwise trading securities of the Company pursuant to any Rule 10b5-1 trading plan adopted prior to the execution of this Agreement or during an “open window” director trading period.

9.    Affiliates and Associates. Each party shall instruct its controlled Affiliates and Associates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such controlled Affiliate or Associate. A breach of this Agreement by a controlled Affiliate or Associate of a party, if such controlled Affiliate or Associate is not a party to this Agreement, shall be deemed to occur if such controlled Affiliate or Associate engages in conduct that would constitute a breach of this Agreement if such controlled Affiliate or Associate was a party to the same extent as a party to this Agreement.

10.    Representations and Warranties.

(a)    Each Investor represents that (i) it has the capacity to manage its own affairs, (ii) it has full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and (iii) this Agreement has been duly and validly executed and delivered by such Investor, constitutes a valid and binding obligation and agreement of the Investor and is enforceable against the Investor in accordance with its terms. Each Investor represents and warrants that the execution of this Agreement, the consummation of any of the transactions contemplated hereby and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents (to the extent applicable) of such Investor as currently in effect, the execution, delivery and performance of this Agreement by such Investor does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to such Investor or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such Investor is a party or by which such Investor is bound. The Investors represent and warrant that, as of the date of this Agreement, they beneficially own, in the aggregate, 614,848 shares of Common Stock and that no Investor owns any Synthetic Equity Interests or Short Interests.

(b)    The Company hereby represents and warrants that it has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms. The Company represents that the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of the Company as currently in effect, the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to the Company or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

11.    Termination.

(a)    Subject to Section 1(d), either party shall have the right to terminate this Agreement upon delivery to the other party of advance written notice of such termination at least five (5) calendar days prior to the effective date of such termination (the effective date of termination, the “Termination Date”); provided, however, that the Termination Date may not be earlier than the date that is thirty (30) calendar days prior to the notice deadline under the Bylaws for the nomination of director candidates for election to the Board at the 2022 Annual Meeting (the “Terminable Date”); provided, further, that the Termination Date may not be in any time period between the notice deadline under the Bylaws for the nomination of director candidates for election to the Board with respect to any Annual Meeting and the conclusion of such Annual Meeting. Notwithstanding anything to the contrary in this Agreement:

(i)    the obligations of the Investors pursuant to Sections 1, 2, 3, 4 and 5 shall terminate in the event that the Company materially breaches its obligations to the Investors pursuant to Sections 1, 4 or 5, or the representations and warranties in Section 10(b) and such breach (if capable of being cured) has not been cured within ten (10) calendar days following written notice of such breach from the Investors, or, if impossible to cure within ten (10) calendar days, the Company has not taken substantive action to correct within ten (10) calendar days following written notice of such breach from the Investors; provided, however, that any termination in respect of a breach of Section 4 shall require a determination of a court of competent jurisdiction that the Company materially breached Section 4; provided, further, that the obligations of the Investors pursuant to Section 5 shall terminate immediately in the event that the Company materially breaches its obligations to the Investors under Section 5; and

(ii)    the obligations of the Company to the Investors pursuant to Sections 1, 4 and 5 shall terminate in the event that (A) an Investor materially breaches its obligations in Sections 1, 2, 3, 4 or 5 or the representations and warranties in Section 10(a) or (B) the Investor Designee materially breaches his obligations under the Company’s Charter, Bylaws or Company Policies that are applicable to all directors, and such breach (if capable of being cured) has not been cured within ten (10) calendar days following written notice of such breach, or, if impossible to cure within ten (10) calendar days, the Investors or the Investor Designee, as applicable, has not taken substantive action to correct within ten (10) calendar days following written notice of such breach from the Company; provided, however, that any termination in respect of a breach of Section 4 shall require a determination of a court of competent jurisdiction that an Investor materially breached Section 4; provided, further, that the obligations of the Company to the Investors pursuant to Section 5 shall terminate immediately in the event that an Investor materially breaches its obligations under Section 5.

(b)    If this Agreement is terminated in accordance with this Section 11, this Agreement shall forthwith become null and void, but no termination shall relieve a party from liability for any breach of this Agreement prior to such termination.

12.    Expenses. The Company shall reimburse the Investors within five (5) Business Days of the execution of this Agreement for their reasonable, documented out-of-pocket fees and expenses (including legal expenses) incurred in connection with this Agreement, invoices for which have been furnished to the Company by the Investors prior to the execution of this Agreement.

13.    Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand, with written confirmation of receipt; (b) upon sending if sent by electronic mail to the electronic mail addresses below; (c) one (1) Business Day after being sent by a nationally recognized overnight carrier to the addresses set forth below; or (d) when actually delivered if sent by any other method that results in delivery, with written confirmation of receipt:

If to the Company: Potbelly Corporation 111 N. Canal Street, Suite 850 Chicago, IL 60606 Attention: Adiya Dixon Email: adiya.dixon@potbelly.com	with a copy (which shall not constitute notice) to: Sidley Austin LLP 787 Seventh Avenue New York, NY 10019 Attention: Kai H. Liekefett Email: kliekefett@sidley.com

If to the Investors: 220 N. Green Street 3rd Floor Chicago, IL 60607 Attention: Vann Avedisian Email: vavedisian@highgate.com with a copy (which shall not constitute notice) to:

Cadwalader, Wickersham & Taft LLP

200 Liberty Street

New York, NY 10281

Attention: Richard M. Brand

 Daniel P. Raglan

Email: richard.brand@cwt.com

    daniel.raglan@cwt.com

14.    Governing Law; Jurisdiction; Jury Waiver. This Agreement, and any disputes arising out of this Agreement, shall be governed by and enforced in accordance with the laws of the State of Delaware, without giving effect to its conflict of laws principles. The parties agree that exclusive jurisdiction and venue for any Legal Proceeding arising out of this Agreement shall exclusively lie in the Court of Chancery of the State of Delaware or, if such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or, if jurisdiction is vested exclusively in the Federal courts of the United States, the Federal courts of the United States sitting in the State of Delaware, and any appellate court from any such state or Federal court. Each party waives any objection it may now or hereafter have to the laying of venue of any such Legal Proceeding, and irrevocably submits to personal jurisdiction in any such court in any such Legal Proceeding and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any court that any such Legal Proceeding brought in any such court has been brought in any inconvenient forum. Each party consents to accept service of process in any such Legal Proceeding by service of a copy thereof upon either its registered agent in the State of Delaware or the Secretary of State of the State of Delaware, with a copy delivered to it by certified or registered mail, postage prepaid, return receipt requested, addressed to it at the address set forth in Section 13. Nothing contained herein shall be deemed to affect the right of any party to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF THIS AGREEMENT.

15.    Specific Performance. Each party acknowledges and agrees that the other parties would be irreparably injured by an actual breach of this Agreement by the first-mentioned party or its Representatives and that monetary remedies may be inadequate to protect a party against any actual or threatened breach or continuation of any breach of this Agreement. Without prejudice to any other rights and remedies otherwise available to the parties under this Agreement, each party shall be entitled to equitable relief by way of injunction or otherwise and specific performance of the provisions hereof upon satisfying the requirements to obtain such relief without the necessity of posting a bond or other security, if another party or any of its Representatives breach or threaten to breach any provision of this Agreement. Such remedy shall not be deemed to be the exclusive remedy for a breach of this Agreement, but shall be in addition to all other remedies available at law or equity to the non-breaching party.

16.    Certain Definitions and Interpretations. As used in this Agreement: (a) the terms “Affiliate” and “Associate” (and any plurals thereof) have the meanings ascribed to such terms under Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons or entities that at any time prior to the Termination Date become Affiliates or Associates of any applicable person or entity referred to in this Agreement; provided, however, that the term “Associate” shall refer only to Associates controlled by the Company or the Investors, as applicable; provided, further, that, for purposes of this Agreement, the Investors shall not be Affiliates or Associates of the Company and the Company shall not be an Affiliate or Associate of the Investors; (b) the term “Annual Meeting” means each annual meeting of stockholders of the Company and any adjournment, postponement, rescheduling or continuation thereof; (c) the terms “beneficial ownership,” “group,” “person,” “proxy” and “solicitation” (and any plurals thereof) have the meanings ascribed to such terms under the Exchange Act and the rules and regulations promulgated thereunder, provided, however, that the meaning of “solicitation” shall be without regard to the exclusions set forth in Rules 14a-1(1)(2)(iv) and 14a-2 under the Exchange Act; (d) the term “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or obligated to be closed by applicable law; (e) the term “Charter” means the Company’s Amended and Restated Certificate of Incorporation (as may be amended from time to time); (f) the term “Common Stock” means the issued and outstanding common stock of the Company, par value $0.01 per share; (g) the term “Company Policies” means the policies, procedures, processes, codes, rules, standards and guidelines that are applicable to all directors of the Company (as may be amended from time to time); (h) the term “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; (i) the term “Extraordinary Transaction” means any tender offer, exchange offer, merger, acquisition, business combination or other transaction with a third party that, in each case, (i) would result in a change of control of the Company, liquidation, dissolution or other extraordinary transaction involving a majority of its equity securities or a majority of its assets and (ii) is submitted for a vote of the Company’s stockholders; (j) the term “Representatives” means (i) a person’s Affiliates and Associates and (ii) its and their respective directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents and other representatives acting in a capacity on behalf of, in concert with or at the direction of such person or its Affiliates or Associates; (k) the term “SEC” means the U.S. Securities and Exchange Commission; (l) the term “Short Interests” means any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of the Company’s equity securities by, manage the risk of share price changes for, or increase or decrease the voting power of, such person with respect to the shares of any class or series of the Company’s equity securities, or that provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the Company’s equity securities; (m) the term “Stockholder Meeting” means each annual or special meeting of stockholders of the Company, or any action by written consent of the Company’s stockholders in lieu thereof, and any adjournment, postponement, rescheduling or continuation thereof; and (n) the term “Synthetic Equity Interests” means any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such person, the purpose or effect of which is to give such person economic risk similar to ownership of equity securities of any class or series of the Company, including due to the fact that the value of such derivative, swap or other transactions are determined by reference to the price, value or volatility of any shares of any class or series of the Company’s equity securities, or which derivative, swap or other transactions provide the opportunity to profit from any increase in the price or value of shares of any class or series of the Company’s equity securities, without regard to whether (i) the derivative, swap or other transactions convey any voting rights in such equity securities to such person; (ii) the derivative, swap or other transactions are required to be, or are capable of being, settled through delivery of such equity securities; or (iii) such person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transactions; and (o) the term “Third Party” refers to any person that is not a party, a member of the Board, a director or officer of the Company, or legal counsel to either party. In this Agreement, unless a clear contrary intention appears, (i) the word “including” (in its various forms) means “including, without limitation;” (ii) the words “hereunder,” “hereof,” “hereto” and words of similar import are references in this Agreement as a whole and not to any particular provision of this Agreement; (iii) the word “or” is not exclusive; (iv) references to “Sections” in this Agreement are references to Sections of this Agreement unless otherwise indicated; and (v) whenever the context requires, the masculine gender shall include the feminine and neuter genders.

17.    Miscellaneous.

(a)    With the exception of the Securities Purchase Agreement dated February 9, 2021, by and among the Company, on the one hand, and certain investors, including Intrinsic, on the other hand, this Agreement, including all exhibits hereto, contains the entire agreement among the parties and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

(b)    This Agreement is solely for the benefit of the parties and is not enforceable by any other persons.

(c)    This Agreement shall not be assignable by operation of law or otherwise by a party without the consent of the other parties. Any purported assignment without such consent is hereby voided. Subject to the foregoing sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the permitted successors and assigns of each party.

(d)    Neither the failure nor any delay by a party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

(e)    If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that the parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the parties agree to use their reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or unenforceable by a court of competent jurisdiction.

(f)    Any amendment or modification of the terms and conditions set forth herein or any waiver of such terms and conditions must be agreed to in a writing signed by each party.

(g)    This Agreement may be executed in one or more textually identical counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.

(h)    Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the parties will be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation.

(i)    The headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, or caused the same to be executed by its duly authorized representative, as of the date first above written.

THE COMPANY:

POTBELLY CORPORATION

By:	/s/ Robert D. Wright
Name:	Robert D. Wright
Title:	President and Chief Executive Officer

SIGNATURE PAGE TO COOPERATION AGREEMENT

INVESTORS:

INTRINSIC INVESTMENT HOLDINGS, LLC

By:	/s/ Vann A. Avedisian
Name:	Vann A. Avedisian
Title:	Managing Member

VANN A. AVEDISIAN TRUST U/A 8/29/85

By:	/s/ Vann A. Avedisian
Name:	Vann A. Avedisian
Title:	Trustee

/s/ Vann A. Avedisian
VANN A. AVEDISIAN

SIGNATURE PAGE TO COOPERATION AGREEMENT

Exhibit A

Form of Resignation Letter

EXHIBIT A TO COOPERATION AGREEMENT

March 26, 2021

Board of Directors

Potbelly Corporation

111 N. Canal Street, Suite 850

Chicago, Illinois 60606

Re: Offer of Resignation

Ladies and Gentlemen:

This irrevocable offer of resignation is delivered pursuant to that certain Cooperation Agreement (the “Cooperation Agreement”), dated as of March 26, 2021, by and among Potbelly Corporation, a Delaware corporation (the “Company”), on the one hand, and Intrinsic Investment Holdings, LLC, an Illinois limited liability company, the Vann A. Avedisian Trust U/A 8/29/85, a trust formed in the State of Illinois and Vann A. Avedisian, an individual (the “Investor Designee”) (each an “Investor” and collectively, with each of their respective Affiliates, the “Investors”) on the other hand. Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement.

If elected as a director of the Company, I hereby irrevocably offer to resign from my position as a director of the Board and from any and all committees of the Board on which I serve, effective immediately upon (1) a material breach of the Cooperation Agreement that terminates the Company’s obligations to the Investors pursuant to Section 11(a)(ii) of the Cooperation Agreement; or (2) the Termination Date (it being understood that the Board shall have the right to decline to accept my offer of resignation and that it shall be irrevocable for a period of thirty (30) calendar days).

Very truly yours,

EXHIBIT A TO COOPERATION AGREEMENT

Exhibit B

Form of Confidentiality Agreement

EXHIBIT B TO COOPERATION AGREEMENT